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                                                                    EXHIBIT 16.1

                   {Berger Apple & Associates Ltd. Letterhead}

May 13, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, Northwest
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of New Jersey Acquisition, Inc.'s Current Report on Form 8-K dated May 12, 2004, and have the following comments:

1.  We agree with the statements made in (i) the first sentence of paragraph 1,
    (ii) paragraph 2 and (iii) paragraph 3.

2. We have no basis on which to agree or disagree with the statement made in the second sentence of paragraph 1.

Yours truly,

/s/ Berger Apple & Associates Ltd.

Berger Apple & Associates Ltd.